Exhibit 5.2

[Letterhead of Dickinson Wright PLLC]

September 25, 2003

SEMCO Energy, Inc. 28470 13 Mile Road, Suite 300 Farmington Hills, MI 48334

Re:                             SEMCO Energy, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have been advised that SEMCO Energy, Inc., a Michigan corporation (the “Company”) has filed a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended, to register $150,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2008 and $150,000,000 aggregate principal amount of 7¾% Senior Notes due 2013 (collectively, the “New Notes”).

We further have been advised that the New Notes will be offered in exchange for like principal amounts of the Company’s outstanding 7 1/8 % Senior Notes due 2008 and 7¾% Senior Notes due 2013 (collectively, the “Old Notes”) pursuant to the Registration Rights Agreement, dated as of May 15, 2003 (the “Registration Rights Agreement”), by and between the Company and the Initial Purchasers listed therein.

The New Notes will be issued pursuant to an Indenture, dated as of May 15, 2003 (the “2013 Indenture”), and an Indenture, dated as of May 21, 2003 (the “2008 Indenture” and together with the 2013 Indenture, the “Indentures”), both by and between the Company and Fifth Third Bank, as Trustee.  The New Notes and the Indentures are each governed under the internal laws of the State of New York, and are sometimes collectively referred to herein as the “Documents.”

We have served as special counsel to the Company in various matters.  In connection with the opinions rendered below, we have examined certificates of public officials, certificates of officers of the Company, and such other documents, records and papers that we have deemed relevant and necessary as a basis for our opinions herein set forth.  We have relied upon such certificates of public officials and officers of the Company with respect to the adequacy of factual matters contained therein which were not independently established.

Upon the basis of such examination, it is our opinion that:

The Company is a validly existing corporation in good standing under the laws of Michigan; to the best of our knowledge the Company is duly qualified as a foreign corporation under the laws of the states where because of its ownership or lease of properties or the conduct of business such qualification is required; the Company has all requisite power and authority to execute, deliver and perform its obligations under each of the Documents; and the execution and delivery of the Documents and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate any law, regulation, order, judgment or decree applicable to the Company.

The foregoing opinion is subject to the following qualifications and limitations:

The enforcement of the Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We are qualified to practice law in the State of Michigan and we do not purport to express any opinion herein concerning any laws other than the laws of the State of Michigan and applicable Federal laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” contained in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DICKINSON WRIGHT PLLC